Exhibit 10.5

Biomass Electricity Sales Agreement

Contract No:

The Buyer: State Grid Heilongjiang Electric Power Company Limited Greater Khingan Range Power Company

Address: West Side of Meteorological Bureau, Landscape Avenue, Jiagedaqi District, Greater Khingan Range, Heilongjiang Province

Tel:	Fax:

Bank Name:

Bank:

Account No

The Seller: Greater Khingan Range Forasen Energy Technology Co., Ltd.

Address: No. 16, Tahe Industrial Park, Greater Khingan Range, Heilongjiang Province

Tel:	Fax:

Bank Name:

Bank:

Account No:

Whereas:

(1)	The Seller owns and manages a power plant with a total installed capacity of 3 MW in Tahe County, Greater Khingan Range (There are 6 units, #1 to #6, 0.5 MW per unit).

(2)	The power plant has been integrated into the national grid.

After friendly consultation, the Buyer and the Seller entered into a one-year contract subject to the agreement as below:

1. Definition and explanation

The technical term for this contract is list below:

a)	Power Plant: The address for the power plant is listed below:

No.16th Industrial Park, Tahe County, Greater Khingan Range, Heilongjiang Province. The actual amount of power annually: the amount of electricity power that seller transmitted to the buyer at the meter each year.

b)	Annual contract power consumption: The electricity purchase amount for each year

c)	Scheduled outage: The power plant is in the state of planned repair period, including the holiday repaired plan and so on.

d)	Out of scheduled outage: The power plant is disabled but off the plan.

e)	Available hour: The number of hour that power unit is in service

f)	Responsibility of the buyer: Any activity that out of the line is due to buyer’s responsibility

g)	Emergency circumstances: Any accident happened for the power plant

h)	Work day: Any workdays except national holidays

i)	Force Majeure: Neither of the Parties will be liable if, as a result of force majeure – in particular natural catastrophes, war, unrest, industrial action, business shut down or interruption – by reason of extreme factors, administrative measures or other events outside the Parties’ control, it is prevented from fulfilling this Contract.

j)	The date of this contract refers to the Gregorian calendar.

k)	The definition of “include” in the contract: including but not limited to.

2 The both side stated:

a)	The party in contract is a company that established according to the law, it has the authority to sign and follow the contract.

b)	The signatories of both parties are legal and valid representatives, and the contract shall be binding upon both parties.

3 Obligation of both parties

Buyer’s obligation:

a)	Buyer shall Purchase electricity in accordance with the contract.

b)	The power plant shall operate in accordance with Chinese national standards and keep the safety, quality and economy of the power system.

c)	According to the relevant Chinese national rules, this contract shall be modified if the relevant provisions of the state are changed.

Seller’s obligation:

a)	Seller shall sell electricity in accordance with the contract and the relevant Chinese national standards.

b)	Seller shall provide reliability index and equipment operation status to buyers monthly.

c)	According to the relevant Chinese national rules, direct power supply to the customers is not allowed.

4 Purchase and sale

Annual accumulative power consumption:

According to “Heilongjiang power grid 2019 power balance plan” [No.(2019)293] announcement, when the market changes, the buyer has the authority to change the proportion of annual contract power consumption.

The annual power supply is 4,000 MW. Combined with the annual maintenance plan and the law of power supply and demand, the monthly contract power consumption is as follows:

Jan	Feb	Mar	April	May	June	July	Aug	Sep	Oct	Nov	Dec
0	0	0	0	340	460	450	450	570	580	570	580

a)	Deviation of actual generation allowable rate:

The daily actual power may be different with the standard of power dispatch station. The allowable deviation range of power is between -5% to 5% for Renewable energy, biomass and comprehensive utilization power unit and 2% for other power unit.

b)	At the end of the contract year, if the cumulated electricity that the buyer purchased is less than the amount listed in the contract, the buyer shall pay corresponding compensation according to the formula list below:

The electricity that purchased less than the contract = contract for annual electricity purchase- cumulated electricity that buyer purchased

The compensation amount = the electricity that purchased less than the contract* The Electricity price that approved by Government.

5	Price and adjustment

a)	According to the state government pricing policy, the electricity price is 750 RMB/MW.

b)	The price may be subject to readjustments when any price adjustment policy is released in the future.

6. Electric power measurement

a)	Electric energy metering device and related equipment

Electric energy metering device includes Electricity energy meter, voltage transformers, current transformers and secondary circuits. Electrical energy master station management system is a system that can realize automatic collection, time-sharing storage and statistical analysis of remote technical data.

b)	The electric energy metering device shall be installed by the seller. Before the electric energy metering device starts to work, it shall be tested according to the rule of “Regulation of electric energy metering technology management” (DL/T448-2000). For the part of unsatisfactory project content, the transformation shall be completed within a time limit agreed upon by both parties through consultation. Any party may, at any time, require that the electrical energy metering device be calibrated or tested in addition to the regular calibration. The calibration or testing shall be settled up by the electric energy metering and testing institution recognized by the Chinese national metrological administration department and confirmed by both parties.

7. Settlement policy

a)	The electricity bill should be paid monthly and settled yearly. The capacity should be calculated on the same day of every month at 12:00 a.m. (GMT+8).

b)	Both parties shall use the electricity quantity measured by the master meter as the basis for settlement. The data of secondary table will be used when the first table is disabled or lost.

8. Payment calculate formula

a)	Electricity bill shall be calculated and settled on RMB.

b)	On-grid electricity shall be calculated by the formula list below:

On-grid electricity = Quantity of electric charge * electricity price

c)	The seller shall issue a VAT invoice according to the “statement of electricity charges” which is confirmed by the buyer. When buyer received the original documents of VAT invoices, the on-grid electricity charges of the specific period shall be paid at twice. First, the buyer shall pay the 50% of the charges within five workdays after received the VAT invoices. Second, the buyer shall pay the rest of the 50% within 15 workdays after received the VAT invoices.

d)	If the buyer could not pay the charges on time, the buyer shall pay the 0.3% to 0.5% of the overdue payment as the compensation to the seller. After negotiation by both parties, a penalty of 0.4% of the delayed payment shall be charged for each day that is overdue. The overdue days shall be calculated from the next day after the second payment’s deadline.

e)	After the test for power plant unit is completed, the buyer shall pay the electricity charge which is generated during the testing period within a month,

f)	If buyer or seller provides each other any related service, the charge should be paid to each other according to relevant Chinese national rules.

g)	The difference between the approved electricity charge and the temporary settlement shall be calculated and paid in one month.

h)	Both parties shall keep their own original materials and records for further verification and examination.

9. Force Majeure

a)	If the occurrence of force majeure completely or partially prevents a Party from fulfilling any of its obligations under this Contract, that Party may suspend its obligations, provided that: (aa) the exempting or delaying the performance of obligations are reasonable during the period of force majeure (ab) the Party should continue to perform other obligations which are not affected by force majeure (ac) when force majeure ends, the Party should resume the performance of its obligations as soon as possible.

b)	In such circumstances, one Party should give the other a written notice in three (3) days. Both Parties will be released from performance under this Contract until the obstacle no longer exists.

c)	The Parties should contact each other and discuss the measures that are to be taken. The Parties agree that the fulfillment of this Contract is to be re-established by all reasonable technical.

d)	If Force Majeure prevents a Party from fulfilling its obligations for more than thirty (30) days, the parties shall decide to continue to perform or terminate this Contract. If the parties cannot reach an agreement after the event of force majeure continues for fifty (50) days, either Party has the right to terminate the Contract with a writing notice, except as otherwise provided in this Contract.

10.	Out of scheduled outage

a)	The out of scheduled outage assessment is carried out in accordance with the regulations formulated by the energy regulatory authority.

11. Liability for Breach of Contract

a)	Any breach of the terms of this Contract by either Party shall be deemed to be a breach of Contract, and the other Party shall have the right to claim compensation for the economic losses caused by the breach of Contract.

b)	In the event of breach of Contract, the non-breaching Party shall immediately notify the breaching Party to stop the breach.

c)	Before the expiration of Contract, if either Party expresses or fails to perform its Contractual obligations by its own actions, the other Party may require the other Party to bear the liability for breach of Contract.

11.	Duration of the Contract

a)	This Contract comes into force after it is signed or sealed by the each Party concerned and the grid-connected dispatching protocol is effective.

b)	The Contract enters into effect upon signing by each Party and has a fixed term from January 1st 2019 to December 31st 2019.

c)	This Contract may be automatically extended for addition terms with no objection notification from both parties.

12. Applicable Law

a)	The law of the PRC shall apply in relation to the content of this Contract, its implementation as well as to rights arising out of or in connection with this Contract.

13. Assignment and Termination of Contract

a)	Changes or supplements must be made in written form.

b)	With the prior written authorization of the other Party, neither Party has the right to transfer all or part of its rights and obligations under this Contract to third Party.

c)	No Party shall assign this Contract except that the content of the Contract is inconsistent with the laws and regulations of nation or energy regulatory authority.

d)	No Party shall terminate this Contract except for the bankruptcy, liquidation, transfer of assets, and revocation of licenses, or a Party fails to perform its obligations for thirty (30) days. If the above conditions occur, either Party may terminate the Contract thirty (30) days after sending the other notice.

14. Disputes

a)	All disputes arising in the performance of this Contract shall be settled by the friendly negotiation of each side; in case no settlement can be reached, the disputes shall be then submitted to the Local Arbitration Commission in China.

15. Others

a)	No Party shall make or authorize any news release, advertisement, or other disclosure which shall confirm the existence or convey any aspect of this Agreement without the prior written consent of the other parties except as may be required to perform this Agreement, or as required by law.

b)	The annexes to this Contract are an integral part of this Contract, and the Contract and its annexes shall be equally binding.

c)	The Contract and its annexes constitute the whole, and replace all previous agreements, negotiations and contracts.

d)	All notices or agreements shall be delivered by facsimile, nationally recognized overnight courier (such as federal express), or hand delivered to the two parties. Notice or agreements shall be effective upon the day received, or the day sent the facsimile.

e)	This Contract is in five copies and comes into force only after it is signed or sealed by the each Party concerned. Each Party keeps two, and the other one is kept by the Northeast China Energy Regulatory Bureau.

The Buyer (Signature and Seal)

/s/ State Grid Heilongjiang Electric Power Company Limited Greater Khingan Range Power Company

The Seller (Signature and Seal)

/s/ Greater Khingan Range Forasen Energy Technology Co., Ltd.